For Immediate Release: January 18, 2007

Universal Energy Corp. Announces New Advisory Board Member

Orlando, Florida-PR Newswire-FirstCall

Universal Energy Corp. (OTC Bulletin Board: UVEC-News) announced, today, the addition of Zen Buss, a distinguished Professional Engineer, to the recently formed Advisory Board.

Created in December, the new Advisory Board is providing strategy formulation, guidance and decision-making support to assist Universal Energy's executive management and Board of Directors in growing the business.

CEO, Billy Raley welcomed his newest Advisory Board member and commented, "we appreciate Zen's extensive knowledge of Geology, learned over many years of hands-on experience, and his successful record of helping to identify oil and gas potential. His advice will be well-received."

Zen Buss has a degree in Petroleum Engineering from the University of Tulsa, a degree in Hydrocarbon Engineering Technology from Northern Alberta Institute of Technology in Edmonton, Alberta and is a Professional Engineer in the Province of Alberta, Canada.

His 30 years of experience includes service with Penn West Energy Trust/Petrofund Energy Trust, Alberta Energy and Utilities Board, Advanced Energy Management, Inc. and Indian Oil and Gas Canada.

Coupled with his experience working for both public and private oil and gas companies, Zen has proven his ability to locate significant "company making" ideas/opportunities that have proven successful for development.

He resides in Calgary with wife, Christene and teenagers, Kyle and Kassandra.

Mr. Buss joins recently appointed Advisory Board members Derek J. Gillespie, an expert in the acquisition and interpretation of geophysical data used in the search for commercial accumulations of hydrocarbons, and Peter Forrest, whose experience focuses on oil and gas wire line services.

About Universal Energy Corp. - Universal Energy Corp. is a diversified energy company currently focused on oil and gas exploration. Universal's current focus is on the exploration of its land portfolio comprised of a working interest in highly prospective acreage in Alberta, Canada. Go to www.universalenergycorp.info for details.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including but not limited to, the Company's belief that Universal Energy Corp. can identify and successfully negotiate leases for oil and gas properties in North America, and that the Company can participate in the exploration of those properties. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

Source: Universal Energy Corp.